Exhibit 99.1

Restricted Stock Unit Award Agreement

(Time-Based Vesting)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), is entered into and made effective as of March 16, 2020 (the “Grant Date”), between Ribbon Communications Inc., a Delaware corporation (the “Company”), and Bruce McClelland (the “Participant”).

RECITALS

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to, as an inducement material to the decision by the Participant to accept employment with the Company, grant to the Participant the Restricted Stock Units (as defined below) described herein pursuant to the terms set forth below; and

WHEREAS, the award of the Restricted Stock Units pursuant to this Agreement (this “Award”) is being made and granted as a stand-alone award and not granted under the Ribbon 2019 Incentive Award Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meanings as set forth in the Plan.

NOW THEREFORE, in consideration of the Participant’s agreement to accept employment with the Company and the mutual covenants hereinafter set forth, the parties agree as follows:

1.                Award of Restricted Stock Units.

(a)              Subject to the terms and conditions of this Agreement and in consideration of employment services to be rendered by the Participant to the Company and its subsidiaries, the Company hereby grants to the Participant 462,963 restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit entitles the Participant to one (1) share of Common Stock upon vesting in accordance with the terms of this Agreement.

(b)              This Award is being made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan (other than Section 11(i) of the Plan) shall apply to the Agreement and the Restricted Stock Units awarded hereunder as if the Restricted Stock Units had been granted under the Plan (including, without limitation, the provisions contained in Sections 10, 12(b), 12(f) and 12(i) of the Plan), and the Agreement shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference (and any references to the Plan in this Agreement shall solely be interpreted to be references to the substance of the provisions of the Plan so incorporated, but shall not in any way imply or indicate that this Award was granted under the Plan). For the avoidance of doubt, the Restricted Stock Units awarded under this Agreement shall not be counted for purposes of calculating the aggregate number of shares of Common Stock that may be issued or transferred pursuant to awards under the Plan as set forth in Section 4(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

(c)              This Award is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option and stock purchase plans. This Agreement and the terms and conditions of the Restricted Stock Units shall be interpreted in accordance and consistent with such exemption.

2.               Vesting of Restricted Stock Units.

(a)              Upon the vesting of the Award, as described in this Section, the Company shall deliver for each Restricted Stock Unit, one (1) share of Common Stock. The share(s) of Common Stock shall be delivered as soon as practicable following vesting as set forth in Section 2(b) or 3(b) below, but in any case within thirty (30) days after the date of such vesting. Upon delivery of shares of Common Stock following the vesting of the Award, the Restricted Stock Units related to such shares will immediately and automatically terminate and be of no further force or effect.

(b)              Subject to Section 3, the Restricted Stock Units shall become fully vested on the earlier of (i) March 16, 2021 and (ii) the date of the consummation of a Change in Control (the earlier date, the “Vesting Date”), so long as the Participant remains actively and continuously employed by the Company or any of its subsidiaries through the Vesting Date.

3.                Termination of Employment.

(a)              Upon the termination of the Participant’s employment with the Company and its subsidiaries for any reason (other than as set forth in Section 3(b) below), the Award, to the extent not yet vested, shall immediately and automatically terminate and be forfeited for no consideration; provided, however, that the Board may, in its sole and absolute discretion agree to accelerate the vesting of all or a portion of the Award, upon termination of employment or otherwise, for any reason or no reason, but shall have no obligation to do so.

(b)              In the event that prior to the Vesting Date (i) the Company or any of its subsidiaries terminates Participant’s employment without Cause, or (ii) the Participant terminates his employment for Good Reason, then the Award shall become immediately and fully vested as of the date of such termination of employment. For purposes of this Section 3(b), “Cause” and “Good Reason” shall have the meanings ascribed to them in that certain Severance Agreement between the Company, Sonus Networks, Inc. d/b/a Ribbon Communications Operating Company, Inc., , and Participant entered into as of February 18, 2020.

(c)              For purposes of the Award, a termination of employment shall be deemed to have occurred on the date upon which the Participant ceases to perform active and continuous employment duties for the Company or its subsidiaries following the provision of any notification of termination or actual termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding this Agreement or any other agreement (written or oral) to the contrary, the Participant shall not be entitled (and by accepting the Award, thereby irrevocably waives any such entitlement) to any payment or other benefit to compensate the Participant for the loss of any rights hereunder as a result of the termination or forfeiture of the Award in connection with any termination of employment. No amounts earned pursuant to the Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its subsidiaries.

4.                No Assignment. Except as would have been otherwise expressly permitted under the Plan, if this Award had been granted under the Plan, this Agreement may not be assigned by the Participant by operation of law or otherwise.

5.                No Rights to Continued Employment. The granting of this Award evidenced hereby and this Agreement shall impose no obligation on the Company or any of its affiliates to continue the employment or service of the Participant and shall not lessen or affect any right that the Company or any of its affiliates may have to terminate the service of such Participant. Except as otherwise agreed in writing, the Participant shall remain an “at will” employee.

6.                Governing Law. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and metrics.

7.                Tax Obligations. As a condition to the granting of the Award and the vesting and settlement thereof, the Participant acknowledges and agrees that he/she is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the vesting and settlement of the Award. Accordingly, the Participant agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes. Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its sole discretion, consistent with Section 11(e) of the Plan. Notwithstanding the foregoing (but subject to Section 11(e) of the Plan), the Company may, in its discretion, retain and withhold from delivery at the time of vesting or settlement that number of shares of Common Stock having a fair market value equal to the taxes owed by the Participant, which retained shares shall fund the payment of such taxes by the Company on behalf of the Participant. The Participant acknowledges that he or she is responsible for reviewing with his or her own tax advisors the federal, state, local and other tax consequences of the transactions contemplated by this Agreement. The Participant acknowledges that he or she is not relying on any statements or representations of the Company or any of its agents.

8.                Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service or the local equivalent of the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address he most recently provided to the Company.

9.                Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.              Amendments. This Agreement may be amended or modified only by a written agreement signed by the Company and the Participant; provided, however, that the Board may amend or alter this Agreement and the Award granted hereunder at any time, to the extent such amendment or alternation would have otherwise been permitted under the terms of the Plan if this Award had been granted under the Plan.

11.              Authority. The Board has complete authority and discretion to interpret and construe the terms of this Agreement. The determination of the Board as to any matter relating to the interpretation or construction of this Agreement shall be final, binding and conclusive on all parties. All references in this Agreement to the “Board” shall mean the Board or a Committee or officers referred to in Section 3(c) of the Plan to the extent that the Board’s powers or authority under this Agreement have been delegated to such Committee or officers.

12.               Successors. This Agreement will bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives.

13.               Entire Agreement. Except as set forth herein, this Agreement supersede all prior agreements, whether written or oral and whether express or implied, between the Participant and the Company relating to the subject matter of this Agreement.

14.               Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock underlying or relating to the Award (including, without limitation, rights to vote or dividends) until the issuance of a stock certificate to the Participant in respect of the Award (or such shares of Common Stock are evidenced through book entry).

15.               Clawback. The Award (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt of the Award or upon the receipt or resale of Common Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

16.               Severability. The provisions of this Agreement are severable and if any one or more provisions are deemed to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.               Section 409A.

(a)               This Agreement is intended to comply with or be exempt from Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance issued after the Grant Date, “Section 409A”) and, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.

(b)               If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Participant pursuant to this Agreement in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(c)               Notwithstanding any other provision of this Agreement, if at any time the Board determines that the Restricted Stock Units (or any portion thereof) may be subject to Section 409A, the Board shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Board determines are necessary or appropriate for Restricted Stock Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Participant or any other individual to the Company or any of its affiliates, employees or agents.

18.               Captions. The captions of the sections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

19.               Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will not be binding on either party unless and until signed by both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

RIBBON COMMUNICATIONS, INC.

By:	/s/ Richard Lynch
Name:	Richard Lynch
Title:	Director

Agreed and acknowledged as

of the date first above written:

/s/ Bruce McClelland
BRUCE MCCLELLAND